SECURITIES PURCHASE AGREEMENT


     This Securities Purchase Agreement (the "Agreement") is entered into as of October 1, 2002, by and among CBL Acquisition Corp., a Utah corporation ("Acquirer") and the individuals listed on Annex A hereto ("Shareholders").

                                 RECITALS:

     A. Shareholders are the record and/or beneficial owners of all of the issued and outstanding capital stock of ACN 082 126 501 Pty. Ltd., a registered company under the Corporations Act 2001 (Cwth.) (the "Company").

     B. Shareholders wish to sell to Acquirer, and Acquirer wishes to purchase from Shareholders, all of the issued and outstanding capital stock of the Company set forth opposite each such Shareholder's name on Annex A (the "Shares") upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   PURCHASE AND SALE OF SECURITIES

                    1.1 Sale and Delivery. Shareholders agree to sell and deliver to Acquirer, and Acquirer agrees to purchase and accept from Shareholders, free and clear of all Liens, on the terms and subject to the conditions set forth in this Agreement, and for the purchase price described in Section 1.2, good and marketable title to the Shares. The Shares to be sold and purchased pursuant to this Agreement will, as of the Closing Date, constitute in the aggregate all of the outstanding capital stock of the Company.

                    1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for all of the Shares shall be Ten U.S. Dollars ($10.00) and other good and valuable consideration to be delivered at Closing.

     2.   REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS

     For purposes of the representations and warranties of Shareholders contained herein, disclosure in any section of the Shareholders Disclosure Letter (defined below) shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Shareholders which would reasonably call for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties; provided such disclosure is fair and accurate. The inclusion of any information in any section of the Shareholders Disclosure Letter or other document delivered by Shareholders pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Shareholders hereby represent and warrant that, except as disclosed in the Shareholders disclosure letter (the "Shareholders Disclosure Letter") delivered by Shareholders to Acquirer herewith as amended from time to time prior to Closing:

     Each Shareholder jointly and severally hereby represents and warrants to, and covenants and agrees with, Acquirer that:


     2.1 Ownership of Shares. Shareholder owns, or as of the Closing Date will own, of record and beneficially the Shares, and has, and at all times prior to and as of the Closing Shareholder will have, good and marketable title to such Shares free and clear of all liens.

     2.2 Delivery of Good Title. Upon delivery of the Shares to be sold by Shareholder hereunder, Acquirer will have good and marketable title to the Shares, free and clear of all liens.

     2.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Shareholder of this Agreement (including, without limitation, the transfer and sale of the Shares to be sold by Shareholders to Acquirer) have been duly and lawfully obtained, and Shareholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) general principles of equity, including limitations on the availability of specific performance, injunctive relief or other equitable remedies.

     2.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which Shareholder is a party or by which Shareholder or the Shares are bound, or violate any Legal Requirement applicable to or binding upon such Shareholder.

     2.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Shareholder in connection with this Agreement or the transactions contemplated hereby, and Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

     3.   REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     Each Shareholder jointly and severally hereby represents and warrants that, except as disclosed in the relevant item of the Shareholders Disclosure Letter):

          3.1 Organization and Good Standing. Except as disclosed in Item 3.1, the Company is a corporation duly organized, validly existing and in good standing under the Corporations Law of South Australia, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction where the nature of its business or location of its properties requires such qualification except where the failure to so qualify would not result in a Material Adverse Effect (as defined in Section 12.13.4 below) on the Company.

          3.2  Capitalization.

               (a) Authorized/Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of Capital Stock of which 200 shares are issued and outstanding.
All issued and outstanding shares of the Company capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, except where the failure to so qualify would not result in a Material Adverse Effect on the Company.
A list of all holders of the Company's capital stock, and the number of shares and options held by each, in each case as of the date hereof, has been delivered by Shareholders to Acquirer herewith as Item 3.2. As of the date hereof, Shareholders are the sole shareholders of the Company.

               (b) Options/Rights. Except as disclosed in Section 3.2(a) or on Item 3.2, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as described in Item 3.2, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities. Except as described in Item 3.2, the Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

          3.3  Subsidiaries and Guaranties.  Except as disclosed in Item
3.3 of the Disclosure Letter, the Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. The Company is not a guarantor of any obligation of a third party, whether or not such third party is related to or affiliated with the Company.

          3.4 No Violation of Existing Agreements or Laws. Except as disclosed in Item 3.4, neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Incorporation or Bylaws of the Company, as currently in effect, (b) any instrument or contract to which the Company or Shareholders are a party or by which the Company or Shareholders are bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Shareholders, the Company or any Subsidiary or their respective assets or properties, other than, with respect to (a), (b) and
(c), any such conflict, termination, breach or violation that would not have a Material Adverse Effect on the Company. The consummation of the transactions contemplated herein and succession by Acquirer as the sole shareholder of the Company will not require the consent of any third party, except as disclosed in Item 3.4.

          3.5 Litigation. Except as disclosed in Item 3.5, there is no action, proceeding or claim or investigation pending against the Company before any court or administrative agency nor is there any basis therefor, nor has any party threatened the same. Except as disclosed in Item 3.5, there is no basis for any shareholder or former shareholder of the Company, or any other person, firm, corporation or entity to assert a claim against Shareholders, the Company, or Acquirer based upon: (a) ownership or rights to ownership of any shares of the Company Stock or other securities, (b) any rights as a the Company securities holder, including, without limitation, any option or other right to acquire any the Company securities, any preemptive rights or any rights to notice or to vote or (c) any rights under any agreement between the Company and any the Company securities holder or former the Company securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which Shareholders have received any notice of assertion against Shareholders or the Company, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

          3.6 The Company Finances. The Company has not prepared any financial statements, however, all of the assets and liabilities of the Company are listed in Item 3.6. Except as disclosed in Item 3.6, the Company has no debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, that would be required under generally accepted accounting principles ("GAAP") to be reflected on the liabilities column of a balance sheet, prepared as of the date hereof in accordance with GAAP.

          3.7  Taxes.

               (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation
(i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"),
(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

               (b) Except as disclosed in Item 3.7(b), all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority on or before the Effective Time, by or on behalf of the Company and each of its Subsidiaries (collectively, the "Company Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date.

               (c) Since its inception, the Company has not incurred any Tax liability.

               (d) There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of Shareholders, threatened against or with respect to the Shares, the Company or any Subsidiary in respect of any Tax, nor to the knowledge of Shareholders is there any basis therefor. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for taxes upon the assets of the Company or any Subsidiary.


          3.8 Title to Properties. Except as disclosed in Item 3.8, the Company has good and marketable title to all of its material assets and properties (including but not limited to those shown on Item 3.6), free and clear of all liens, charges or encumbrances (other than ( i ) liens for taxes not yet due and payable; (ii) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and (iii) contractor's liens and liens with respect to taxes that are not yet due and payable (the foregoing (i), (ii), and (iii), "Permitted Liens"). The machinery and equipment included in such assets are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased real property which would have a Material Adverse Effect on the Company, and neither the Company nor any Subsidiary has received any notice of such violation with which it has not complied or had waived.

          3.9  [Intentionally Omitted].

          3.10 Agreements and Commitments. As of the date hereof, except as disclosed in Item 3.10 delivered by Shareholders to Acquirer herewith, or as disclosed in Item 3.11, Item 3.14.3 or Item 3.14.6 as required by
Section 3.11, Section 3.14.3 or Section 3.14.6, as the case may be, on the date of this Agreement the Company is not a party or subject to any oral or written executory contract or, to the extent expressly enumerated in paragraphs below, commitment, that is material to the Company, its financial condition, business or prospects, including but not limited to the following:

               (a) Any contract, commitment, letter agreement or purchase order providing for payments by or to the Company in an aggregate amount of
(i) $10,000 or more in the ordinary course of business consistent with past practice ("Ordinary Course") or (ii) $5,000 or more not in the Ordinary Course;

               (b) Any license agreement under which the Company is licensor (except for any nonexclusive software license granted by the Company to customers in the Ordinary Course); or under which the Company is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products with a license fee or purchase price of under $5,000 per copy or seat);

               (c) Any material agreement by the Company to encumber, transfer or sell rights in or with respect to any material item of the Company Intellectual Property (as defined in Section 3.11 hereof), excluding non-exclusive software licenses;

               (d) Any agreement for the sale or lease of real or tangible personal property involving more than $10,000 per year;

               (e) Any dealer, distributor, sales representative, original equipment manufacturer, value-added remarketer or other agreement for the distribution of the Company's products;

               (f)  Any franchise agreement;

               (g) Any stock redemption or agreement obligating the Company to purchase its capital stock;

               (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person, excluding non-exclusive software licenses;

               (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of the Company incurred or made in the Ordinary Course;

               (j) Any contract containing covenants purporting to limit the Company's freedom to compete in any line of business, market or industry and/or in any geographic area; or

               (k) Any contract for the employment of any officer, employee or consultant of the Company or any other type of contract or commitment with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability. Except as noted in Item 3.4, all agreements, obligations and commitments disclosed in Item 3.10, Item 3.11, Item 3.14.3 or Item 3.14.6 as required by Section 3.10, Section 3.11, Section 3.14.3 or Section 3.14.6, as the case may be, are valid and in full force and effect, except where the failure to be such would not have a Material Adverse Effect on the Company. Except as noted on Item 3.10, neither the Company nor to Shareholders' knowledge any other party is in breach of or default under any material term of any such agreement, obligation or commitment nor has such other party threatened such a breach or default. The Company is not a party to any contract or arrangement that Shareholders believe will have a Material Adverse Effect on the Company. The Company does not have liability for renegotiation of government contracts or subcontracts that can reasonably be expected to have a Material Adverse Effect on the Company.

          3.11 Intellectual Property.

               (a) For purposes of this Agreement, "Intellectual Property" means:

                    (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                    (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                    (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                    (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names
(collectively, "Trademarks");

                    (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data and proprietary processes;

                    (vi) all databases and all collected data and all rights therein throughout the world;

                    (vii) all computer software, including all source code, object code firmware, development tools, files, records and data and all media on which any of the foregoing is recorded; and

                    (viii) all Web addresses, rights and domain names and all rights under all Web cross-linking agreements.

          (b) With respect to each item of Intellectual Property incorporated into any product of the Company or used in connection with any service offered or provided by the Company or otherwise used in the business of the Company and in each case owned by the Company or licensed to the Company (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat or CPU on standard, non-negotiated terms and conditions) ("Company Intellectual Property"), the Shareholders Disclosure Letter lists as of the date of this Agreement at Item 3.11:

               (i) all Patents, all registered Trademarks, and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

               (ii) the following agreements relating to the products or service offerings or capabilities of the Company, including products or service offerings or capabilities currently under development (collectively the "Company Services") or other Company Intellectual Property: all
(A) agreements granting any right to distribute or sublicense any of the Company Services on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from the Company, (C) projects under agreements pursuant to which the amounts actually paid or payable individually under firm commitments to or by the Company are $10,000 or more, (D) joint development agreements, (E) any agreement by which the Company grants any ownership right to any Intellectual Property owned by the Company other than nonexclusive software licenses entered into with customers in the Ordinary Course, (F) any option relating to any Company Intellectual Property, and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Company Intellectual Property.

          (c) the Shareholders Disclosure Letter contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property owned by any third party (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat or CPU on standard non-negotiated terms and conditions and any rights implied by law) ("Third Party Intellectual Property").

          (d) To the best of Shareholders' knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property, by any employee of the Company and the Company has not received actual notice that any former employee or any other third party has made any unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales or services agreements arising in the ordinary course of business, copies of which have been delivered to Acquirer or its counsel. There are no royalties, fees or other payments payable by the Company to any Person, under any written or oral contract or understanding or otherwise, by reason of the ownership, use, sale or disposition of any Intellectual Property.

          (e) The Company is not in breach of any license, sublicense or other agreement relating to Company Intellectual Property or Third Party Intellectual Property Rights. Except as disclosed in Item 3.11(e), neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of any of the transactions contemplated by this Agreement will contravene, conflict with or result in any violation of Acquirer's right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

          (f) All registered Trademarks and registered service marks held by the Company are valid and subsisting. Except for such as are not past due, all maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. The Company has not infringed, misappropriated or made unlawful use of, is not currently infringing, misappropriating or making unlawful use of, and has not received any written notice or written communication alleging or relating to any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property or other proprietary right or asset owned or used by any third party. Without limiting the foregoing, the offering and sale of the Company Services by the Company does not, and the offering and sale of the Company Services immediately after the Effective Time will not, and the business of the Company as conducted as of the date hereof does not, and the Company's use of Intellectual Property as of the date hereof does not, to Shareholders' knowledge, infringe or violate any Intellectual Property of any other person. There is no proceeding pending or threatened, nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property. The Company has not brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (g) Except as disclosed in Item 3.11(g), all current and former officers and managerial and technical employees and employees engaged in development of the Company have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in the standard form supplied to Acquirer) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Acquirer. Except as disclosed in Item 3.11(g), all current and former consultants and independent contractors to the Company involved in the development, modification, marketing and servicing of the Company's products, and/or Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in the standard form) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons except where the failure to obtain such agreements from former employees and independent contractors would not have a Material Adverse Effect on the Company. To the knowledge of Shareholders, no employee or independent contractor of the Company is in violation of any term relating to Intellectual Property of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company or of any other term of any such agreements or contracts. Other than with respect to Third Party Intellectual Property that is not used in connection with the Company Services, no current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. To the best knowledge of Shareholders, the Company is not using any trade secrets, and to the knowledge of Shareholders, the Company is not using any other confidential information, of any former employer of any past or present employees.

          (h) Shareholders have disclosed in Item 3.11(h) all measures and precautions taken to protect and maintain the confidentiality of all Company Intellectual Property. Except as disclosed in Item 3.11(h), the Company has taken all commercially reasonable and customary measures and precautions necessary to maintain and protect the full value of all Intellectual Property it owns except where such failure to protect and maintain would not have a Material Adverse Effect on the Company. All use, disclosure or appropriation of confidential and proprietary information of any third party ("Confidential Information") has, to Shareholders' knowledge, been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

          (i) No product liability claims have been communicated in writing to or, to Shareholders' knowledge, threatened against the Company.

          (j) A complete list of each of the principal the Company Services, together with a brief description of each, is set forth in
Item 3.11(j). The Company Services, including the performance and results thereof, conform in all material respects with any published specification, published documentation or written performance standard provided with respect thereto by the Company.

          (k) The Company is not subject to any proceeding or outstanding decree, order, judgment, or stipulation which may affect the validity, use or enforceability of any Company Intellectual Property or restricting in any manner the use, transfer, or licensing thereof by the Company. The Company is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by the Company of Company Intellectual Property or the Company Services, excluding agreements relating to Third Party Intellectual Property.

          (l) The Company owns all right, title and interest in, or has the right to use, all Intellectual Property that is material to or reasonably necessary to the conduct of its business as presently conducted ("Material Company Intellectual Property"). Shareholders are not aware of any loss, cancellation, termination or expiration of any Patent or Patent Application, registered Trademark, or registered Copyright relating to any Company Intellectual Property. Copies of all forms of nondisclosure or confidentiality agreements currently utilized by the Company to protect Company Intellectual Property have been provided to Acquirer. Except as set out in Item 3.11, the Company has not granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license, furnish or distribute any the Company Services in any market segment or geographic location.

          3.12 Compliance with Laws. Except for noncompliance that would not result in a Material Adverse Effect on the Company, the Company has complied, or prior to the Closing Date (as defined in Section 7.1 hereof) will have complied, and is or will be at the Closing Date in full compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Company or to the assets, properties and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations except as disclosed in Item 3.2, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours and (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 3.20 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act and (e) all governmental and nongovernmental regulations related to the operation and use of the Internet. Except as disclosed in Item 3.4, the Company has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted except where the failure to receive such permit or approval or make such filing would not have a Material Adverse Effect on the Company.

          3.13 Certain Transactions and Agreements. No person who is an officer of the Company nor any member of their immediate families, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with the Company (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as disclosed in Item 3.13, none of said officers or any directors of the Company or any member of their immediate families, is directly or indirectly interested in any contract with the Company, including, but not limited to, any loan agreements (excluding travel advances), except for normal compensation for services as an officer (disclosed in Item 3.14.3), director or employee of the Company and except for the normal rights of a shareholder, warrantholder or optionholder. Except as disclosed in Item 3.13, none of such officers or directors or family members has, except for the normal rights of a shareholder or an option holder, any interest in any
(a) Company Intellectual Property or (b) any interest in any property (other than Company Intellectual Property) used in the business of the Company, whether such property is real or personal, tangible or intangible.

          3.14 Employees.

               3.14.1 Except as disclosed in Item 3.14.1, the Company does not have any employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by the Company (other than agreements with the purpose of providing for the confidentiality of proprietary information or assignment of inventions).

               3.14.2 The Company (a) has not ever been or is now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other material contract, written or oral, with any trade or labor union, employees' association or similar organization or (d) does not have has any current labor dispute. The Company has good labor relations, and Shareholders have no knowledge of any facts indicating that the consummation of the transactions provided for herein (other than any contemplated reductions in force associated therewith) will have a Material Adverse Effect on the Company and have no knowledge that any of the Company's key development or other employees intends to leave its employ where such departure would reasonably be expected to have a Material Adverse Effect on the Company.

               3.14.3 Item 3.14.3 delivered by Shareholders to Acquirer herewith contains a list of all severance agreements, pension, superanuation, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, long service, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or any trade or business which is treated as a single employer with the Company or in which any employees of the Company participate (the "Employee Plans"), as well as all employment and consulting agreements to which the Company is a party. Except as disclosed in Item 3.14.3, each of the Employee Plans, and its operation and administration, is in compliance in all material respects with each of the respective Employee Plans' terms and with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations. Shareholders have delivered to Acquirer a true and complete copy of, to the extent applicable, (a) all Employee Plans as well as all employment and consulting agreements to which the Company is a party as amended, (b) the Company's three most recent annual reports (Form 5500s), (c) each trust agreement related to such Employee Plans, (d) most recent summary plan description for each Employee Plan for which a description is required, (e) any material contract regarding the funding arrangement for any Employee Plan. Except as set forth in Item 3.14.3, no Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Except as disclosed in Item 3.14.3, no employee of the Company or any Subsidiary and no person subject to any Company or any Subsidiary health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $5,000 in the aggregate.

               3.14.4 To the knowledge of Shareholders, no employee of the Company is in violation of any term of any employment contract, patent or trade secret disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by the Company or to use trade secrets or proprietary information of others, and the employment of any employee of the Company does not subject the Company to any material liability to any third party.

               3.14.5 Except as disclosed in Item 3.14.3, the Company is not a party to any (a) agreement with any employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement (ii) providing any term of employment or compensation guarantee or
(iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by law, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement.
3.14.6 A list of all employees of the Company and their current base compensation as of the date of this Agreement is disclosed on Item 3.14.6. Copies of all offer letters and other documents reflecting bonus arrangements of any Company officer, director or employee have been delivered to Acquirer.

          3.15 Corporate Documents. Shareholders have made available to Acquirer for examination all documents and information disclosed in Items
3.1 through 3.25 or other exhibits called for by this Agreement which have been reasonably requested by Acquirer' legal counsel, including, without limitation, the following: (a) copies of the Company's Certificate of Registration and Constitution as currently in effect; (b) the Company's minute book containing all records of all proceedings, consents, actions and meetings of the Company's directors and shareholders; (c) the Company's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

          3.16 No Brokers. Except as disclosed in Item 3.16, neither Shareholders nor the Company is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

          3.17 Books and Records. The books, records and accounts of the Company (a) are in all material respects true and complete, and (b) have been maintained in accordance with reasonable business practices except where failure to maintain such books, records and accounts in accordance with reasonable business practices will not have a Material Adverse Effect on anyone relying on such books, record and accounts.

          3.18 Environmental Matters.
               3.18.1 To Shareholders' knowledge, during the period that the Company has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on the Company. Shareholders have no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or any Subsidiary having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 3.18, "Hazardous Materials" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date, regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical"; under any applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.;
(iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; or (vi) regulations promulgated under any of the above statutes.

               3.18.2 To Shareholders' knowledge, none of the properties or facilities currently leased or owned by the Company or any properties or facilities previously leased or owned by the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition which violation would have a Material Adverse Effect on the Company.

               3.18.3 During the Company's occupancy of any properties or facilities owned or leased at any time by the Company, neither the Company, nor to Shareholders' knowledge, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on the Company.

               3.18.4 During the time that the Company has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by the Company, there has been no material litigation, proceeding or administrative action brought or threatened against the Company, or any material settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

          3.19 Government Contracts. All representations, certifications and disclosures made by the Company to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of the Company's contracts with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving the Company, and/or Acquirer as successor in interest to Shareholders and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of the Company's technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any cloud on any of the Company's rights in and to its technical data, computer software, products and services. There is currently no dispute between the Company and any Government Contract Party. For purposes of this Section 3.19, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, territorial, provincial, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

          3.20 Warranties, Guarantees and Indemnities. Except as disclosed in Item 3.20 or in the agreements or contract listed herein, the Company has not provided to its customers or any third parties (i) any warranties or guarantees regarding the Company Services; (ii) any rights to obtain refunds with respect to the Company Services or (iii) any indemnities with respect to intellectual property infringement.

          3.21 No Shareholder Claims. No shareholder of the Company has claimed in writing any interest in any additional shares of the Company's capital stock, or any options, warrants or other securities of the Company, except for the number of shares of the Company Stock which such person is shown to be the owner of on Item 3.2, and no third party who is not disclosed on Item 3.2 has made in writing, any claim of entitlement to receive any shares of the capital stock of the Company, any warrants or other rights to acquire any capital stock of the Company or any other securities of the Company, and to Shareholders' knowledge no such claim has been made orally.

          3.22 Customer Relationships. The Company has good commercial working relationships with its customers. Except as disclosed in Item 3.22, no customer accounting for more than 5% of the Company's revenues in any month during the last twelve (12) calendar months (a "Material Customer") has canceled or otherwise terminated its relationship with the Company, decreased or limited materially the amount of product or services ordered from the Company or threatened in writing (or to Shareholders' knowledge orally) to take any such action.

          3.23. Product and Service Quality. All services provided by the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by the Company in all material respects, and the Company does not have any material liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. All material complaints received since January, 2001 from customers regarding the Company's services are set out in Item 3.23 in detail reasonably sufficient to understand the nature of the complaint and the resolution or lack of resolution thereof.

          3.24 Insurance. The Company maintains the insurance coverage disclosed on Item 3.24. Item 3.24 sets forth all claims made under such insurance policies since the Company's inception and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

          3.25 Disclosure. The Company has not failed to disclose any information known to it that is material to a decision to consummate the transactions contemplated herein. This Agreement (including Schedules and Exhibits) and the certificates and instruments delivered pursuant to this Agreement at the Closing by or on behalf of Shareholders, to Shareholders' knowledge, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

     4.   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

          Acquirer hereby represents and warrants, that, except as disclosed on the Acquirer disclosure letter delivered to Shareholders herewith as amended from time to time in non-material respects prior to
Closing:

          4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Acquirer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          4.2  Power, Authorization and Validity; Adverse Changes.

               4.2.1 Acquirer has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and each other agreement to be entered by Acquirer in connection herewith (the "Acquirer Ancillary Agreements"). This Agreement has been duly executed and delivered by Acquirer and the Acquirer Ancillary Agreements have been or will be duly executed and delivered by Acquirer (as applicable). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors and shareholders, as applicable, and no other corporate approvals or proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby.

               4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary or required to be made or obtained to enable Acquirer to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements.

               4.2.3 This Agreement is and the Acquirer Ancillary Agreements are, or when executed and delivered by Acquirer and the other parties thereto will be, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provision requiring indemnification in connection with the offering, issuance or sale of securities.

               4.2.4 Since June 30, 2002, there has not been with respect to Acquirer or Trinity Companies, Inc., a Utah corporation and parent company of Acquirer ("Parent") any Material Adverse Change.

          4.3 No Violations. Neither the execution nor delivery of this Agreement or any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Incorporation or Bylaws of Acquirer or Parent, as currently in effect or (b) any instrument or contract to which Acquirer or Parent is a party or by which Acquirer or Parent is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or Parent or their respective assets or properties, other than, with respect to (a), (b) and (c), any such, conflict, termination, breach or violation that would not have a Material Adverse Effect on Acquirer or Parent.

          4.4 Acquirer. Acquirer has been formed for the sole purpose of effecting the transactions contemplated herein and, except as contemplated by this Agreement, Acquirer has not conducted any business activities and does not have any material liabilities or obligations.

          4.5 Litigation. There is no litigation, suit, action, or proceeding pending, or to the knowledge of Acquirer, threatened against Parent or Acquirer, nor is there, to the knowledge of Acquirer, any basis therefore.

     5.   TARGET PRECLOSING COVENANTS

     During the period from the date of this Agreement until the Effective Time, the Company covenants to and agrees with Acquirer as follows:

          5.1 Advice of Changes. Shareholders will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (however, no advisory need be provided regarding any event or action contemplated or permitted under this Agreement and (b) of the occurrence of any Material Adverse Change with respect to the Company.

          5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. Shareholders will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Shareholders become aware of a material deterioration in the Company's relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will use commercially reasonable efforts to restore the relationship.

          5.3 Conduct of Business. Shareholders will cause the Company to continue to conduct its business and maintain its business relationships in the Ordinary Course and will not, without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Acquirer, not to be unreasonably withheld, conditioned or delayed:

               (a) borrow any money other than pursuant to existing lines of credit;

               (b) enter into any capital expenditure by the Company in excess of $10,000 (in the case of transactions or commitments which are neither made in the Ordinary Course nor contemplated by the Company's current capital expenditure budget) or $10,000 (in the case of transactions or commitments made in the Ordinary Course);

               (c) encumber or permit to be encumbered any of its assets except in the Ordinary Course;

               (d)  dispose of any of its assets except in the Ordinary
Course;

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the Ordinary Course or enter into any agreement of the types described in
Section 3.10 to the extent involving amounts in excess of $10,000;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, royalty, increased salary (except for annual increases in the Ordinary Course and disclosed to Acquirer in writing and approved by Acquirer, such approval not to unreasonably be withheld) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Acquirer) or enter into any new employment or consulting or severance agreement with any such person, or enter into any new agreement or plan of the type described in Section 3.14.3;

               (h)  change accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or, except as contemplated in this Agreement, redeem or otherwise acquire any of its capital stock excluding repurchases of unvested shares upon employee termination;

               (j) amend or terminate or settle any disputes under any contract, agreement or license to which it is a party of a nature required to be disclosed in Section 3.11;

               (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the Ordinary Course and which are not material in amount, which travel and expenses shall be reasonably documented by receipts for the claimed amounts;

               (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course and which are not material in amount;

               (m) waive or release any material right or claim except in the Ordinary Course;

               (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant, modify or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock or accelerate the vesting of any outstanding option or other security;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p) except for the Merger, merge, consolidate or reorganize with, or acquire any entity;

               (q)  amend its Articles of Incorporation or Bylaws;

               (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquirer;

               (s)  license any of its technology or any Company
Intellectual Property, except in the Ordinary Course;

               (t)  change or terminate any insurance coverage;

               (u) terminate the employment of any key employee disclosed in Item 3.9; or

               (v) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(u).

     5.4 Certain Agreements. Shareholders will cause all present employees and consultants of the Company engaged in development activity who have not previously executed the Company's forms of assignments of copyright and other intellectual property rights to the Company to execute such forms.

     5.5 Regulatory Approvals. Shareholders will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Shareholders will use commercially reasonable efforts to obtain or assist Acquirer in obtaining all such authorizations, approvals and consents.

     5.6 Necessary Consents. Shareholders will use commercially reasonable efforts to obtain such written consents and waivers (including waivers of any applicable refusal or co-sale rights that may apply to the transactions hereby contemplated) and take such other actions as may be necessary or appropriate for Shareholders to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Acquirer to carry on the Company's business after the Closing Date.

     5.7 Litigation. Shareholders will notify Acquirer in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against the Company or any Subsidiary or threatened against it or any Subsidiary.

     5.8  No Other Negotiations.   In consideration of the time and effort
to be devoted to the transactions contemplated by this Agreement, Shareholders agree that it will not engage in discussions concerning a potential financing or an acquisition of the Company with any third party for a 45-day period beginning on the date of this Agreement.

     5.9 Access to Information. Until the Closing Date, Shareholders will provide Acquirer and its agents with reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company taxes, commitments, contracts, leases, licenses, real, personal and intangible property and financial condition. Shareholders will cause the Company's accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     5.10 Satisfaction of Conditions Precedent. Shareholders will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Shareholders will use commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

     5.11 Blue Sky Laws. Shareholders shall use commercially reasonable efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the transactions contemplated herein.

     5.12 Notification of Employee Problems. Shareholders will promptly notify Acquirer if any of the Company's officers becomes aware that any of its key employees intends to leave its employ.

     5.13 Benefit Plans; Cash Compensation. As soon as practicable after the execution of this Agreement, Acquirer and Shareholders shall confer and work together in good faith to agree upon mutually acceptable employee benefit, superanuation, and compensation arrangements for the Company's employees following the Effective Date. Shareholders shall take such actions as are necessary to terminate its participation in such Employee Plans as is requested by Acquirer, provided that Acquirer shall take such steps as are commercially and administratively reasonable to ensure that
(i) those of the Company's employees who are eligible to participate in each such Employee Plan shall be entitled to participate, on terms comparable to those of their current participation, in comparable employee benefit plans maintained by Acquirer effective immediately following the Effective Date and (ii) such employees shall be credited with prior periods of employment with the Company for purposes of participation in and vesting under Acquirer's employee benefit plans, vacation, long service and sick leave entitlement where service is a factor. Base compensation and, if applicable, eligibility for bonus compensation (with appropriate adjustment to milestones to track the combined business) will remain unchanged for the Company's officers and employees, or if Acquirer so elects will be adjusted as mutually agreed.

     6.   ACQUIRER PRECLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, or such later time as provided herein, Acquirer covenants to and agrees with Shareholders as follows:

          6.1 Satisfaction of Conditions Precedent. Acquirer will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Acquirer will use all commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

          6.2 Regulatory Approvals. Acquirer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Shareholders may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Acquirer will use all reasonable efforts to obtain all such authorizations, approvals and consents.

          6.3 Indemnification. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each current and former director and officer of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, asserted or claimed after the Effective Time, to the fullest extent that the Company would have been permitted under its organizational documents and applicable law in effect on the date hereof to indemnify such person (and in connection therewith Acquirer shall advance expenses as incurred to the fullest extent provided for under Acquirer's organizational documents and applicable law as from time to time in effect, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Shareholders represent that there is no current basis for any indemnity claim under this Section 6.4, except as set out in Item 6.4.

          6.4 Cooperation in Obtaining Necessary Consents. Acquirer will cooperate with Shareholders as reasonably requested by Shareholders in order to assist Shareholders to obtain such written consents as are contemplated by Section 5.6 hereof.

     7.   CLOSING MATTERS

          7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Parsons, Behle & Latimer, 333 South 520 West, Suite 220, Lindon, Utah 84042 at 10:00 a.m., Mountain Time on the first business day following the last to be satisfied of the conditions to closing or such other date as the parties agree (the "Closing Date"). At the Closing:

               (a) Shareholders shall deliver or cause to be delivered to Acquirer, against payment by Acquirer to Shareholders of the consideration set forth in Section 1.2:

                    (i) an irrevocable general proxy in favor of Acquirer with respect to the Shares being sold by Shareholders hereunder;

                    (ii) all of the documents, certificates and instruments required to be delivered, or caused to be delivered, by such Shareholders pursuant to Section 9 hereof; and

                    (iii) all records, documents and files of the Company, or copies thereof including without limitation, all minute books, stock records and internal accounting records. Shareholders may retain copies of and shall be provided reasonable access after the Closing to all such records, documents and files.

               (b) Against delivery of the irrevocable general proxy in favor of Acquirer with respect to the Shares being sold by Shareholders hereunder, Acquirer shall deliver all of the documents, certificates and instruments required to be delivered, or caused to be delivered, by such Shareholders pursuant to Section 8 hereof.

     7.2  Shares Certificates.     As soon as practicable, but in any event
within seven (7) business days after the transfer of the Shares has been stamped pursuant to applicable federal law, Shareholders shall deliver or cause to be delivered to Acquirer a certificate or certificates representing the Shares being sold by Shareholders hereunder duly endorsed for transfer, or accompanied by duly executed assignments separate from certificate, transferring to Acquirer good and marketable title to such Shares, free and clear of all liens.

     8.   CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

          Obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Shareholders):

          8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer set forth in Section 4 shall be accurate in all material respects and Shareholders shall have received a certificate to such effect executed on behalf of Acquirer by its Chief Executive Officer and its Chief Financial Officer.

          8.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing Date, and Shareholders shall have received a certificate to such effect executed on behalf of Acquirer by its Chief Executive Officer or Chief Financial Officer.

     9.   CONDITIONS TO OBLIGATIONS OF ACQUIRER

          The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer):

          9.1 Accuracy of Representations and Warranties. The representations and warranties of Shareholders set forth in Sections 2 and 3 shall be accurate in all material respects and Acquirer shall have received a certificate to such effect executed on behalf of Shareholders.

          9.2 Covenants. Shareholders shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing and Acquirer shall have received a certificate to such effect signed by Shareholders.

     10.  TERMINATION OF AGREEMENT

          10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by the mutual written consent of Acquirer and Shareholders;

               (b) Upon notice by either party, if the Merger shall not have been consummated by October 15, 2002 (the "Final Date") other than as the result of a breach of this Agreement by the terminating party;

               (c) by Acquirer, if Shareholders breach their obligations under Section 5.8; or

               (d) by either party, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement will have been issued and will have become final and nonappealable.

     Any termination of this Agreement under this Section 10.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

     10.2 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 10, the parties hereto will continue to perform their respective obligations under Sections 12.11 but will not be required to continue to perform their other covenants under this Agreement.

     BREACH AND INDEMNIFICATION

     Any breach under this Agreement shall constitute a breach under both
(i) that certain Securities Purchase Agreement by and between Acquirer and Brian Kennedy with respect to his shares of Competency Based Learning, Inc. Pty. Ltd. ACN 084 763 780, a registered company under the Corporations Law of South Australia; and (ii) an Agreement and Plan of Reorganization by and among Acquirer, Competency Based Learning, Inc., a California corporation, Parent and Robert Stephen Scammell. The non-breaching party shall be entitled to the rights and remedies afforded to the non-breaching party for corresponding breaches thereunder.

     12.  MISCELLANEOUS

          12.1 Governing Law. Except to the extent for corporate matters governed by the internal laws of South Australia and Utah, the internal laws of the State of Utah (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          12.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

          12.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          12.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

          12.7 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

               (i)  If to Acquirer:

                    Trinity Companies, Inc.
                    1338 South Foothill Blvd #175
                    Salt Lake City, Utah 84108
                    Attention:  Doug Cole, President

                    with a copy to:
                    Parsons, Behle & Latimer
                    333 South 520 West, Suite 220
                    Lindon, Utah 84042
                    Attention:  Brent Christensen, Esq.
                    Phone:  (801) 532-1234
                    Fax:  (801) 536-6111

               (ii) If to the Shareholders:

                    Brian Kennedy
                    P.O. Box 255
                    HELENSVALE 4212
                    Australia
                    Phone:  ______________
                    Fax:  _______________
                    And
                    Robert Stephen Scammell
                    125 Riviera Circle
                    Larkspur, California 94939
                    Phone: ________________
                    Fax: __________________
                    with a copy to:

                    Greene Radovsky Maloney & Share LLP
                    Four Embarcadero Center, Suite 4000
                    San Francisco, California 94111
                    Attention: Adam P. Siegman, Esq.
                    Phone:  (415) 981-1400
                    Fax:  (415) 777-4961

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 12.7.
12.8 Construction of Agreement. The language hereof will not be construed for or against any party based solely on that party being the drafting party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

          12.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          12.10 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

          12.11 Public Announcement. Acquirer and Shareholders will issue a press release approved by both parties announcing this Agreement as soon as practicable following the execution of this Agreement. Parent may issue such press releases, and make such other disclosures regarding the transactions contemplated by this Agreement, as it determines to be required or appropriate under applicable securities laws. Shareholders will not make any other public announcement or disclosure of the transactions contemplated by this Agreement until such time as Acquirer has issued such press releases, and made such other disclosures regarding this Agreement required under applicable securities laws or the time period designated by federal securities laws for making such disclosures has lapsed. Shareholders will take all reasonable precautions to prevent any trading in the securities of Parent by officers, directors, employees and agents of Shareholders having knowledge of any material information regarding Parent provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement (the "Parent Material Information"), until the information in question has been publicly disclosed. Shareholders agree not to trade in the securities of Parent until the Parent Material Information has been disclosed.

          12.12 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize reasonable best efforts to satisfy all the conditions to Closing.

          12.13     Certain Definitions.

                    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

                    "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any local, state, federal or foreign court, government, governmental department, commission, agency board or instrumentality.
                                    -26-

                    "Material Adverse Effect" and "Material Adverse Change" For purposes of this Agreement, the terms "Material Adverse Effect" and "Material Adverse Change" mean or refer to, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, material Intellectual Property rights, business, or operating results of such entity, and its subsidiaries if any, taken as a whole, except for those changes, circumstances or events that are caused by (i) general business or economic conditions, (ii) conditions affecting the market in which such entity competes, (iii) conditions resulting from the announcement of this Agreement or the pendency of the consummation of the transactions contemplated herein and (iv) conditions resulting from or relating to the taking of any action contemplated by this Agreement or otherwise agreed to by Acquirer.

                    "Person" shall mean any individual, Entity or Governmental Body.

          12.14 Expenses. All expenses incurred in connection with this Agreement on behalf of Shareholders, including, but not limited to, all accounting, legal and investment banking and other related fees, shall be paid by Shareholders, and not by the Company or Acquirer.

          12.15 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, except as specifically otherwise provided to be for the benefit of officers, directors, employees or shareholders of the Company in Sections 5.13 and 6.3 (as to officers and directors), and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

          12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

          12.17 Sole Remedy. The parties' sole and exclusive remedy for breach of any representation, warranty or covenant herein shall be the indemnification provision of Article 11.

          12.18 Arbitration. Any dispute arising out of this Agreement under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14. The Parties agree that pursuant to Section 8 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

          12.19 Interpretation. All references to currency under this Agreement are United States dollars and all references to "federal" shall include both the United States and Australia in the context of such references and all references to "state" shall include both the states of the United States and the Australian equivalents.

          12.20. Governmental Charges. Acquirer shall pay all sales tax, stamp duty taxes or other governmental charges resulting from the transactions contemplated by this Agreement excluding any income taxes assessed against Shareholders or the Company as a result of this Agreement.

             [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIRER                             SHAREHOLDERS

CBL Acquisition Corp.
By:                                  By:
Name:  ________________________      Brian Kennedy
Title:  _________________________
                                     By:___________________________
                                     Robert Stephen Scammell




























SIGNATURE PAGE TO
ACN PURCHASE AGREEMENT

                                    -29-


                                  ANNEX A


Shareholders                         No. of Shares

Brian Kennedy                        100

Robert Stephen Scammell              100














                                    -30-